Exhibit 99.1
Genelabs Provides Update on Hepatitis C Drug Development With Collaboration Partners
REDWOOD CITY, Calif.—(BUSINESS WIRE)— Genelabs Technologies, Inc. (Nasdaq:GNLB) announced today that based on progress to date, its hepatitis C drug development and commercialization collaboration with Novartis is continuing to the next phase.
In September 2006, Genelabs and Novartis entered into a two-year collaboration to discover and develop certain non-nucleoside inhibitors (NNI) of the NS5b polymerase in HCV. Genelabs was responsible for drug discovery research and Novartis is responsible for development and commercialization. The research phase of the collaboration was completed on June 2, 2008. Genelabs and Novartis will continue to hold joint research committee meetings to monitor the progress of compounds discovered during this phase as they advance.
Genelabs also announced that Gilead has exercised its right to terminate a similar research collaboration agreement for nucleoside-based inhibitors for the NS5b HCV polymerase, and will return to Genelabs all rights to the compounds developed in the program.
“We are very pleased that Novartis is continuing to advance compounds identified in the research phase of our collaboration,” said Ronald C. Griffith, Genelabs’ Chief Scientific Officer. “We look forward to the potential of future milestone achievements with this program. At the same time, we are continuing to independently discover and develop nucleoside-based inhibitors for this important NS5b HCV target and are discussing further collaboration in this area with various third parties.”
About the Novartis HCV Collaboration
Under the terms of the agreement, Genelabs received $19.1 million, including a $12.5 million initial up-front payment over a two-year research period. Additional payments to Genelabs could exceed $175 million if all potential clinical, regulatory and sales milestones are met. Genelabs is also entitled to a royalty on net sales of products arising from the collaboration.
NOTE ON FORWARD LOOKING STATEMENTS AND RISKS:
This press release contains forward-looking statements regarding the continued development of compounds identified in the course of Genelabs’ collaboration with Novartis, and Genelabs’ ongoing discovery and development efforts relative to HCV inhibitors. These forward-looking statements are based on Genelabs’ current expectations and are subject to uncertainties and risks that could cause actual results to differ materially from the statements made, including, without limitation, uncertainties and risks associated with the discovery and preclinical development of therapeutic compounds and the continued commitment of Genelabs’ current and prospective collaborative partners. Please see the information appearing in the company’s filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, under the captions “Risk Factors,” “Business Risks” and “Forward-Looking Statements” for more discussion regarding these uncertainties and risks and other risks that may cause actual results to differ from those included in the forward-looking statements. Genelabs does not undertake any obligation to update these forward-looking statements or risks to reflect events or circumstances after the date of this release.
Contacts
Genelabs Technologies, Inc.
Frederick Driscoll, 650-562-1477
Chief Financial Officer
Source: Genelabs Technologies, Inc.